EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX CALLS LONG TERM DEBT FOR EARLY REDEMPTION

Redwood City, CA. December 17, 2004 - Ampex Corporation (OTCBB: AEXCA) today announced that it has redeemed all of its outstanding 20% Senior Discount Notes due January 2006 with an accreted value of $10.2 million. The Company has also given notice to the trustee of its 12% Senior Notes due August 2008 of its intention to redeem $50.0 million of the Senior Notes at the end of December 2004. After the redemption approximately $15.6 million of the 12% Senior Notes will remain outstanding.

The reduction in indebtedness by a total of $60.2 million will reduce the Company’s interest expense by approximately $8 million annually or $2.07 per diluted share.

As previously announced Ampex expects to receive a total of at least $65.0 million in royalty payments on its digital video patents from Canon Inc., Sanyo Electric Company Ltd, and Sony Corporation during its fiscal fourth quarter ended December 31, 2004. These funds are being used primarily to retire indebtedness as discussed above. The Company currently expects that additional negotiated royalty agreements will be completed in the next 90 days, and it has also initiated patent litigation against Eastman Kodak Company (NYSE:EK) which is continuing.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; its sales and royalty forecasts for future periods not being attained, and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding the Company’s patents not to be valid or not to have been infringed; new business development and industry trends; the Company’s limited liquidity and the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially under-funded; and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2003 Annual Report on Form 10-K filed with the SEC and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004, and September 30, 2004 filed with the SEC. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.